Exhibit 99.1

China Education Alliance Announces First Private Educational Platform to Promote Math, Physics and Chemistry in Secondary Education

Press Release Source: China Education Alliance, Inc. On Tuesday October 12, 2010, 7:00 am EDT

HARBIN, China, Oct. 12 /PRNewswire-Asia-FirstCall/ -- China Education Alliance, Inc. (NYSE:CEU - News), a China-based education resource and services company, announced today that the Company has founded a "Hundred Celebrity Teachers Club" in China. The goal of the club is to "assemble famous teachers, train students, and promote basic education in China".

"Hundred Celebrity Teachers Club" (the Club) is the first dynamic educational platform aimed at promoting math, physics, and chemistry in middle and high schools of China. So far, 80 teachers from 15 provinces of China have joined the Club, making China Education Alliance one of the largest bases of well-known teachers in China. As members of the Club, these famous teachers will promote high teaching standards in all three major disciplines – math, physics and chemistry – and provide consultation services to select middle and high schools in China.

"Hundred Celebrity Teachers Club" will play an important role in increasing the Company's brand among parents, students and teachers," said Mr. Xiqun Yu, Chairman and CEO of China Education Alliance. "It will also help us maintain our strong relationships with famous teachers in China."

The Club's activities include teachers training, celebrity teachers' lectures, education evaluation, teaching cases analysis, subjects study, and international exchanges. It provides an excellent stage for teachers to explore resources, discuss hot education topics, and promote academic growth. As a leader in both the online and on site secondary education market, China Education Alliance actively partners with schools, teachers and government entities to raise the quality of education in China. "Hundred Celebrity Teachers Club" is endorsed by China's Ministry of Education.

"I am delighted to join China Education Alliance and the Hundred Celebrity Teachers Club," said Mr. Weidong Meng, a famous physics teacher from Beijing. "Education is the foundation of our country's long term growth. Thousands of teachers across China will now have access to more resources to help them better educate their students in their classrooms."

About China Education Alliance, Inc.

China Education Alliance, Inc. (http://www.chinaeducationalliance.com ) is a fast-growing, leading, China-based company offering high-quality education resources and services to students ages 6 to 18 and adults (university students and professionals) ages 18 and over. For students ages 6 to 18, China Education Alliance offers supplemental, online exam-oriented training materials and onsite, exam-oriented training and tutoring services. The company provides online, downloadable famous-teacher resources and onsite, personalized instruction. All resources and tutoring services are provided by famous teachers within mainland China. The purpose of online exam-orientated resources and onsite tutoring is to help Chinese students (ages 6 to 18) pass the two most important and highly competitive exams in their educational career: the senior high school entrance and college entrance exams. For graduates and professionals age 18 and over, China Education Alliance provides vocational training including IT and several professional training programs.

For more information, please contact:

China Education Alliance, Inc.
Zack Pan, CFO
Tel: +1-405-315-9987
Email: zackpan08@edu-chn.com, zackpan08@gmail.com

HSC Global
Alan Sheinwald, Managing Director
Tel: +1-914-669-0222
Email: alan.sheinwald@hscglobal.net